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                                                                  Exhibit 12.1

                          COMMUNITY DISTRIBUTORS, INC.
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

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

                                                 FISCAL YEAR         FISCAL YEAR           FISCAL YEAR
                                                    ENDED               ENDED                 ENDED
EARNINGS AVAILABLE FOR FIXED CHARGES            JULY 31, 1999       JULY 29, 2000         JULY 28, 2001
Income (loss) before income taxes                    $1,753             $1,558               $(1,485)

ADD
Interest expense                                      8,033              8,142                 8,452
Interest component of rent expense                    3,477              3,741                 4,004

Income as adjusted                                  $13,263            $13,441               $10,971

Fixed charges
Interest expense                                     $8,033             $8,142                $8,452
Interest component of rent expense                    3,477              3,741                 4,004

Total fixed charges                                 $11,510            $11,883               $12,456

Ratio of earnings to fixed charges                     1.15               1.13                  0.88

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